Filed Pursuant to Rule 424(b)(3)

Registration No. 333-166047

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated April 22, 2010)

KAR AUCTION SERVICES, INC.

$150,000,000 Floating Rate Senior Notes Due 2014

$450,000,000 8 3/4% Senior Notes Due 2014

$199,408,000 10% Senior Subordinated Notes Due 2015

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2010. You should read this Prospectus Supplement No. 5 in connection with the prospectus, dated April 22, 2010, including the prospectus supplements dated May 7, 2010, August 4, 2010, November 4, 2010 and November 12, 2010. This Prospectus Supplement No. 5 is qualified by reference to the prospectus, including the prospectus supplements dated May 7, 2010, August 4, 2010, November 4, 2010 and November 12, 2010, except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained therein.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS AND UNDER ITEM 1A IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Goldman, Sachs & Co. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

December 2, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2010 (December 1, 2010)

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 2, 2009, KAR Auction Services, Inc. (the “Company”) issued a press release announcing the preliminary results of the Company’s cash tender offer (the “tender offer”) for its 10% Senior Subordinated Notes due 2015 and its 8 3/4% Senior Notes due 2014. The Company also announced an amendment of the tender offer.

A copy of the Company’s press release announcing the preliminary results of the tender offer and an amendment of the tender offer is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated December 2, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2010	KAR AUCTION SERVICES, INC.

	By:	/S/ REBECCA C. POLAK
	Name:	Rebecca C. Polak
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 2, 2010

EXHIBIT 99.1

December 2, 2010 For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer 317-249-4254 eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Preliminary Results of and Amendment to Cash Tender Offer for Notes

Carmel, IN— KAR Auction Services, Inc. (the “Company”) today announced preliminary results of its previously announced cash tender offer, made pursuant to the terms of an Offer to Purchase dated November 12, 2010 (the “Offer to Purchase”), for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”) and its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes” and, together with the First Priority Notes, the “Notes”). In addition, the Company announced that the tender offer has been amended such that the maximum aggregate principal amount of Notes to be purchased in the tender offer, together with applicable premiums to be paid in connection with the tender offer but excluding accrued and unpaid interest, will be $73,800,000 (the “New Maximum Payment Amount”).

As of 5:00 p.m., New York City time, on December 1, 2010 (the “Early Tender Date”), $106,307,000 aggregate principal amount of the First Priority Notes and $66,751,000 aggregate principal amount of the Second Priority Notes have been validly tendered and not validly withdrawn. Because the aggregate principal amount of First Priority Notes that have been validly tendered for purchase and not validly withdrawn, together with applicable premiums to be paid in connection with the tender offer but excluding accrued and unpaid interest, is in excess of the New Maximum Payment Amount, the Company does not expect to accept any validly tendered Second Priority Notes for purchase and, therefore, such Second Priority Notes will be returned to holders as soon as practicable.

The table below reflects certain unchanged terms of the tender offer:

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration(1)	Early Tender Premium(1)	Total Tender Offer Consideration(1)
48238QAF2	10% Senior Subordinated Notes due 2015	1	$199,408,000	$1,050	$30	$1,080
48238QAE5	8 3/4% Senior Notes due 2014	2	$450,000,000	$1,013.75	$30	$1,043.75

(1)	Per $1,000 principal amount of Notes accepted for purchase.

Holders of First Priority Notes that were validly tendered and not validly withdrawn on or before the Early Tender Date will receive the applicable Total Tender Offer Consideration for any such First Priority Notes accepted for purchase in the tender offer. Holders of First Priority Notes that are validly tendered after the Early Tender Date but before the expiration of the tender offer will receive only the applicable Late Tender Offer Consideration for any such First Priority Notes accepted for purchase in the tender offer.

Because the aggregate principal amount of First Priority Notes validly tendered for purchase and not validly withdrawn, together with applicable premiums to be paid in connection with the tender offer but excluding accrued and unpaid interest, will exceed the New Maximum Payment Amount, the amount of First Priority Notes accepted for purchase in the tender offer will be subject to proration. The Company will determine the final proration factor as soon as practicable after the Expiration Date and will publicly announce the results of proration.

The time and date at which the tender offer will expire is 11:59 p.m., New York City time, on December 14, 2010 (unless extended). The Company currently expects the tender offer to be settled on December 15, 2010.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, the related Letter of Transmittal, the Company’s press release relating to the tender offer issued on November 12, 2010 and this press release. The information in this press release is qualified by reference to those documents, except to the extent the terms of the tender offer described therein are amended by this press release. Subject to applicable law, the Company may further amend, extend, waive conditions to or terminate the tender offer.

Goldman, Sachs & Co. is the Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 902-5183 or (toll-free) (800) 828-3182 (Attention: Liability Management Group). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 294-2200 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America.

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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